As Filed With the Securities and Exchange Commission
on June 29, 2007

Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FIRST PULASKI NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Tennessee	62-1110294
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

206 South First Street Pulaski, Tennessee 38478
(Address of Principal Executive Offices)(Zip Code)

FIRST PULASKI NATIONAL CORPORATION 2007 Equity Incentive Plan
(Full title of the plan)

James T. Cox Chairman First Pulaski National Corporation 206 South First Street Pulaski, Tennessee 38478
(Name and address of agent for service)

(931) 363-2585
(Telephone number, including area code, of agent for service)

Copy to:

D. Scott Holley, Esq. Bass, Berry & Sims PLC 315 Deaderick Street, Suite 2700 Nashville, Tennessee 37238

CALCULATION OF REGISTRATION FEE
====================================================================================================
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
________________________________________________________________________________________________________________
Common Stock, $1.00 par value	100,000 shares	$30.42	$3,042,000	$93.39
________________________________________________________________________________________________________________

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), includes an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) The offering price is estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(h)(1) under the Securities Act and is based on the unaudited book value of shares of the Registrant's Common Stock as of March 31, 2007.

Part I. Information Required in the Section 10(A) Prospectus

        First Pulaski National Corporation (the "Registrant" or "First Pulaski") has sent or given or will send or give documents containing the information specified by Part I of this Form S-8 Registration Statement (the "Registration Statement") to participants in the plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act. The Registrant is not filing such documents with the SEC, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II.  Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference.

       The following documents filed by the Registrant with the SEC, pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference and shall be deemed to be a part hereof from the date of filing of such document:

(1) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

(2) The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

(3) The Registrant's Current Report on Form 8-K filed with the SEC on April 26, 2007 and April 30, 2007; and

(4) The description of the Registrant's common stock, par value $1.00 per share, contained in the Registration Statement on Form 8-A filed by the Registrant to register the common stock under the Exchange Act, and including all amendments and reports filed for the purpose of updating such description.

       All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement. Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.

       Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Registration Statement or the related prospectus.

Item 4.  Description of Securities.

              Not applicable.

Item 5.  Interests of Named Experts and Counsel.

              Not applicable.

Item 6. Indemnification of Directors and Officers.

       The Tennessee Business Corporation Act provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if:

  the director or officer acted in good faith;
  in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation's best interest;
  in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation; and
  in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful.

       In actions brought by or in the right of the corporation, however, the Tennessee Business Corporation Act provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation.  In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instituted because of his or her status as an officer or director of a corporation, the Tennessee Business Corporation Act mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding.  The Tennessee Business Corporation Act also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if the officer or director is adjudged liable on the basis that personal benefit was improperly received.  Notwithstanding the foregoing, the Tennessee Business Corporation Act provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that the individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that:

  the officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation;
  the officer or director was adjudged liable on the basis that personal benefit was improperly received by him or her; or
  the officer or director breached his or her duty of care to the corporation.

       First Pulaski's charter provides that, to the fullest extent permitted by law, no director shall be liable to it or its shareholders for monetary damages for breach of any fiduciary duty as a director. Under the Tennessee Business Corporation Act, this provision relieves First Pulaski's directors from personal liability to it or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability arising from a judgment or other final adjudication establishing:

  any breach of the director's duty of loyalty;
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or
  any unlawful distributions.

       First Pulaski's Bylaws provide that each of its directors and officers will be indemnified against all liability and reasonable expenses incurred by him or her in connection with any claim, action, suit or proceeding, provided that such person is wholly successful with respect thereto or acted in good faith, in a manner he or she reasonably believed to be in the best interests of First Pulaski, and, in addition, in the case of a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. An officer or director claiming indemnification who has not been wholly successful with respect to his claim or proceeding will be entitled to indemnification if independent legal counsel delivers to the corporation a written finding that such person has met the standards of conduct described above. In addition, First Pulaski may advance expenses to an officer or director upon receipt of an undertaking by such person to repay such amount unless he or she is entitled to indemnification. The rights of indemnification provided by First Pulaski's Bylaws are in addition to the rights any director or officer may otherwise be entitled to by contract or as a matter of law. Additionally, First Pulaski's Bylaws provide that the Board of Directors may at any time approve indemnification of directors, officers or other persons to the full extent permitted by the provisions of Tennessee law.

       First Pulaski currently has in effect an executive liability insurance policy which provides coverage for its directors and officers.

Item 7.  Exemption from Registration Claimed.

               None.

Item 8.  Exhibits.

4.1       Amended Charter of First Pulaski National Corporation (Restated for SEC electronic filing purposes only) (previously filed as Exhibit 3.1 to the Registrant's Registration Statement on Form 8-A/A, filed with the SEC on June 22, 2007 and incorporated herein by reference).

4.2        Amended Bylaws of First Pulaski National Corporation (Restated for SEC electronic filing purposes only)c (previously filed as Exhibit 3.3 to Amendment No. 1 to the Registrant's Registration Statement on Form S-4 File No. 333-68448, filed with the SEC on September 11, 2001 and incorporated herein by reference).

4.3         Form of Common Stock Certificate (previously filed as Exhibit 4 to Amendment No. 1 to the Registrant's Registration Statement on Form S-4 File No. 333-68448, filed with the SEC on September 11, 2001 and incorporated herein by reference).

5.1         Opinion of Bass, Berry & Sims PLC.

23.1       Consent of Putnam & Hancock, Independent Registered Public Accounting Firm.

23.2       Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1).

Item 9.  Undertakings.

       A. The Registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
  To include any prospectus required by Section 10(a)(3) of the Securities Act;

  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B.  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pulaski, State of Tennessee, on this 29th day of June, 2007.

                                                                                                                                        FIRST PULASKI NATIONAL CORPORATION

                                                                                                                                        By: /s/ Mark A. Hayes
                                                                                                                                              Mark A. Hayes
                                                                                                                                              Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.
Signature	Title	Date

/s/James T. Cox James T. Cox	Chairman of the Board and Director	June 29, 2007

/s/Mark A. Hayes Mark A. Hayes	CEO, President and Director (Principal Executive Officer)	June 29, 2007

/s/Tracy Porterfield Tracy Porterfield	Chief Financial Officer, Secretary/Treasurer (Principal Financial and Accounting Officer)	June 29, 2007

/s/David E. Bagley David E. Bagley	Director	June 29, 2007

/s/James K. Blackburn James K. Blackburn, IV	Director	June 29, 2007

/s/Wade Boggs Wade Boggs	Director	June 29, 2007

/s/James H. Butler James H. Butler	Director	June 29, 2007

/s/Greg G. Dugger Greg G. Dugger, DDS	Director	June 29, 2007

/s/Charles D. Haney Charles D. Haney, MD	Director	June 29, 2007

/s/Linda Lee Rogers Linda Lee Rogers	Director	June 29, 2007

/s/R. Whitney Stevens, Jr. R. Whitney Stevens, Jr.	Director	June 29, 2007

/s/Bill Yancey Bill Yancey	Director	June 29, 2007

EXHIBIT INDEX

4.1 Amended Charter of First Pulaski National Corporation (Restated for SEC electronic filing purposes only) (previously filed as Exhibit 3.1 to the Registrant's Registration Statement on Form 8-A/A, filed with the SEC on June 22, 2007 and incorporated herein by reference).

4.2 Amended Bylaws of First Pulaski National Corporation (Restated for SEC electronic filing purposes only) (previously filed as Exhibit 3.3 to Amendment No. 1 to the Registrant's Registration Statement on Form S-4 File No. 333-68448, filed with the SEC on September 11, 2001 and incorporated herein by reference).

4.3 Form of Common Stock Certificate (previously filed as Exhibit 4 to Amendment No. 1 to the Registrant's Registration Statement on Form S-4 File No. 333-68448, filed with the SEC on September 11, 2001 and incorporated herein by reference).

5.1 Opinion of Bass, Berry & Sims PLC.

23.1 Consent of Putnam & Hancock, Independent Registered Public Accounting Firm.

23.2 Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1).